Exhibit 5.1

September 12, 2008

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, California 92610

Re:	The Wet Seal, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The Wet Seal, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale from time to time of up to 500,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.10 per share (the “Common Stock”) previously issued to Edmond S. Thomas, in connection with his appointment as the Company’s President and Chief Executive Officer. The Shares are restricted shares issued under the Performance Share and Restricted Share Award Agreement, dated October 8, 2007, by and between The Wet Seal, Inc. and Edmond S. Thomas (the “Award Agreement”), and were issued pursuant to Section 4350(i)(1)(A)(iv) of the Nasdaq Marketplace Rules.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed (i) valid book-entry notations for the issuance of the Shares in uncertificated form had been duly made in the share register of the Company in accordance with the Award Agreement, and (ii) that the Shares were issued for not less than par value. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized, validly

590 Madison Avenue / New York, New York 10022-2524 / 212.872.1000 / fax: 212.872.1002 / akingump.com

The Wet Seal, Inc.

September 12, 2008

issued, fully paid and non-assessable, subject to the vesting schedule as set forth in the Award Agreement.

The opinions and other matters in this opinion letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.